Exhibit 10.14

BRIDGE FUNDING AGREEMENT

Made and signed as of the 23rd day of October, 2013

By and Between

“Cell Source", having offices at

65 Yigal Alon Street, Tel Aviv Israel (the “Company”)

of the first part

-And -

The Investor as defined as "the Investor" in the Investment Agreement dated October 2nd, 2011, represented by Mr. David Zolty, having offices at 2727 Victoria Park Ave. Toronto, ON MlT lA6, Canada (Hereinafter: “The Investor”)

of the second part

Whereas:	The Company and Investor have signed and executed an Investment Agreement signed on October 2nd, 2011 (the Investment Agreement”); and

Whereas:	the Company is in need of bridge funding in the sum of US$50,000 (the: “Investment Sum”);

NOW THEREFORE, the parties declare, stipulate and agree as follows:

1.	The Investor, who has already transferred $10,000 to the Company's bank account, and a further $25,000 to the account of the Company's attorney Gregory Sichenzia, will, within two (2) working days after signing of this agreement, transfer the remaining $15,000 to the Company's bank account.

2.	In consideration for the bridge funding, the investment sum will be deemed an equity investment and will be credited towards the upcoming capital raise whereby the Investor will participate in the raise as follows:

a)	The Investor will receive $50,000 worth of Common Stock at a purchase price of $.75 per share, the same price as offered to investors in the upcoming share offering, as part of that offering.

b)	The Investor will also receive warrants to purchase 100,000 shares of Common Stock at an exercise price of $.75 per share, under the same terms as the warrants issues to other investors as part of the upcoming share offering

In witness whereof the parties have set their signatures here unto:

/s/ David Zolty	/s/ Yoram Nathan Drucker
Mr. David Zolty	Mr. Yoram Nathan Drucker
The Investor	(I have the authority to bind the Company)

/s/ Itamar Shimrat
Mr. Itamar Shimrat
(I have the authority to bind the Company)